EXHIBIT 99.1

EPL Announces Fourth Quarter and Year-End Results for 2012

NEW ORLEANS, March 7, 2013 (GLOBE NEWSWIRE) -- EPL Oil & Gas, Inc. (EPL or the Company) (NYSE:EPL) today reported financial and operational results for the fourth quarter and full year 2012.

Highlights

  4Q2012 EBITDAX of $95.5 million and net income of $24.2 million ($0.61 per diluted share) respectively. 2012 EBITDAX of $285.9 million, slightly above the Company's guidance range (see EBITDAX reconciliation in the tables). 2012 Net income of $58.8 million ($1.50 per diluted share)
  4Q12 oil production rose 43% versus 4Q11 to 13,516 Barrels of oil per day (Bopd) in line with guidance reflecting the impact of the Hilcorp acquisition production only since October 31, 2012 close.
  2012 exit oil production estimated at 16,500 Bopd, with 1Q2013 and full year 2013 oil production guidance at 16,000 to 17,000 Bopd and 17,000 to 18,500 Bopd, respectively
  Estimated proved reserves of 77.4 Mmboe as of December 31, 2012, representing an annual increase of 109% mainly through acquisitions and organic production replacement of 187% at an average cost of $26/Boe.
  Year-end 2012 PV-10 estimated at $2.0 billion for 1P reserves using SEC prices (see discussion of PV-10 in the appendix)
  2013 capital budget remains at $300 million, up 34% over 2012 and dominated by oil projects intended to drive both production and organic reserve growth
  Continued focus on free cash flow and balance sheet strength: current net debt to projected 2013 EBITDAX estimated at 1.4x and expected to decrease to 1.3x post-close of the currently-pending Bay Marchand (BM) non-operated asset sale for $51.5 million. Post close liquidity in the form of cash plus undrawn revolver availability estimated at $290 million

Financial Results

Revenue for the fourth quarter of 2012 was $138.9 million, compared to $103.4 million for the same period a year ago, driven by higher realized oil production from the Company's focus on oil-weighted development projects. For full year 2012, revenues increased 22% to $423.6 million versus $348.3 million for full year 2011, due to a 29% increase in 2012 annual oil production, offset by a 3% decrease in oil prices.

For the fourth quarter of 2012, EPL reported net income to common stockholders of $24.2 million, or $0.61 per diluted share, compared to a net loss of $7.3 million, or $0.19 per diluted share, for the same period a year ago. The net income for the fourth quarter of 2012 included $1.4 million of non-cash unrealized losses on derivative instruments, $2.7 million of non-cash costs attributable to property impairments related to gas properties offset by a $1.0 million gain on abandonment activities. Excluding the impact of these non-cash items, EPL's adjusted fourth quarter net income, a non-GAAP measure, would have been $26.2 million, or $0.67 per diluted share.

For full year 2012, net income was $58.8 million, or $1.50 per diluted share, compared to net income of $26.6 million, or $0.66 per diluted share for full year 2011. The net income for 2012 was impacted by $9.5 million of non-cash unrealized losses on derivative instruments offset by $8.9 million of non-cash costs attributable to property impairments and a $2.4 million loss on abandonment activities related mainly to gas properties. Excluding the impact of these non-cash items, EPL's adjusted 2012 net income, a non-GAAP measure, would have been $72.1 million, or $1.85 per diluted share.

For the fourth quarter of 2012, EBITDAX was $95.5 million and discretionary cash flow was $84.5 million, or $2.17 per share (see reconciliation to GAAP of EBITDAX and discretionary cash flow in the tables). Cash flow from operating activities in the fourth quarter of 2012 was $51.3 million, a 22% decrease compared to cash flow from operating activities for the same quarter a year ago.

For full year 2012, EBITDAX was $285.9 million and discretionary cash flow was $264.8 million, or $6.78 per share (see reconciliation to GAAP of EBITDAX and discretionary cash flow in the tables). Cash flow from operating activities in 2012 was $213.9 million, a 25% increase over cash flow from operating activities for 2011.

Gary C. Hanna, the Company's President and CEO, stated, "2012 was a transformational year that delivered on all of our stated goals as we continued our focus on implementing our acquire and exploit strategy. In just a few short years, we have turned the corner on a host of operational initiatives, including transforming from a gas driven company into being oil-rich and achieving substantial growth in terms of production, reserves, and upside opportunities.

"With the integration of the Hilcorp acquisition behind us and with approximately 340,000 net leasehold acres on the Shelf, we are focused squarely on the future upside potential of our expanded asset base. With our regional expertise, we will continue to focus on operational and technical excellence as we extract organic production and reserve growth from our high quality acreage. With our substantial liquidity, continued free cash flow generation and balanced acquire and exploit strategy, we also intend to continue executing on additional prudent acquisition targets to accelerate our growth and provide additional opportunity sets."

Production and Price Realizations

Oil production for the fourth quarter of 2012 averaged 13,516 Barrels (Bbls) per day, which was within the Company's guidance range and a new record high for the Company. Fourth quarter 2012 oil production volumes were 43% higher than in the comparable quarter last year, primarily as a result of the recent Hilcorp acquisition of oil-weighted properties that closed October 31, 2012 and the continued focus on oil-weighted projects. 2012 exit oil production for the combined asset base was estimated at 16,500 Bbls per day.

Natural gas production averaged 28.2 million cubic feet (Mmcf) per day in the fourth quarter of 2012, which was slightly above the Company's guidance range. EPL has continued its focus on oil development opportunities which have higher revenue generation capability than natural gas.

Price realizations for the fourth quarter of 2012, all of which are stated before the impact of derivative instruments, averaged $106.07 per barrel for crude oil and $3.40 per thousand cubic feet (Mcf) of natural gas, compared to $116.40 per barrel of crude oil and $3.19 per Mcf of natural gas in the same quarter a year ago. The Company's crude oil is advantaged by receiving Heavy Louisiana Sweet and Light Louisiana Sweet crude oil basis differentials.

Oil production for 2012 averaged 10,398 Bbls per day and natural gas production averaged 17.9 Mmcf per day. Price realizations for the full year, all of which are stated before the impact of derivative instruments, averaged $108.88 per barrel for crude oil and $2.89 per Mcf of natural gas, compared to $110.82 per barrel of crude oil and $4.11 per Mcf of natural gas in 2011.

Operating Expenses

Lease operating expenses (LOE) for the fourth quarter of 2012 totaled $32.8 million, while general and administrative (G&A) expenses were $6.2 million. LOE for 2012 totaled $94.9 million, while G&A expenses were $23.2 million for the same period. Reported LOE and G&A increased over the same periods a year ago mainly due to property acquisitions concluded during the year. G&A expenses included non-cash stock based compensation recorded in the fourth quarter and full year 2012 of $1.2 million and $4.7 million, respectively.

Capital Expenditures and P&A Operations

For full year 2012, costs incurred for development and exploration activities totaled approximately $212.5 million and $10.6 million on seismic purchases, for a total expenditure of $223.1 million. During the year, the Company completed 28 operations, including 12 successful sidetracks and drillwells and 16 successful workovers, with an overall 90% success rate. Additionally, the Company spent $7.4 million on 6 bid leases comprising 27,148 acres in the shallow Gulf of Mexico (GOM) shelf.

The Company had organic reserve additions from its capital activities totaling 8.1 million barrels of oil equivalent (Mmboe) of proved reserves of which 6.4 million barrels were oil. 2012 finding and development costs associated with these activities were approximately $26.23 per Boe on a proved reserve basis. All of the wells were brought on line during 2012 and some more recently in 2013. Probable reserves associated with these activities and other wells throughout EPL's entire reserve base are currently being quantified by the Company's outside engineering firm and will be available in the coming months.

In addition, the Company spent approximately $35 million in 2012 for plugging and abandonment and other decommissioning activities performed during the year, which will serve to reduce future maintenance and insurance costs. In total, since the Company began focusing its efforts to reduce its idle iron in late 2009, the Company has plugged and abandoned 428 wells and decommissioned 157 jackets and platforms.

Year-End 2012 Proved Reserves

The Company's estimated proved reserves as of December 31, 2012 were 77.4 Mmboe (61% oil), representing an increase of 109% compared to estimated proved reserves of 37.1 Mmboe as of December 31, 2011.  At year-end 2012, 58.0 Mmboe (or 75%) of these proved reserves were proved developed reserves, 65% of which were oil. Estimated proved undeveloped reserves (PUDs) at year-end 2012 were 19.4 Mmboe, 49% of which were oil.

The net increase in total estimated proved reserves was the result of increases from acquisitions of 35.7 Mmboe, organic reserve additions from extensions and discoveries of 8.1 Mmboe, positive revisions of 1.8 Mmboe, offset by 5.3 Mmboe of net production.  Organic additions and revisions replaced 187% of 2012 net production (see the Supplemental Oil & Gas Disclosure table for details).

The present value of the future net cash flows before income taxes of the Company's estimated proved oil and natural gas reserves at the end of 2012 using a discount rate of 10% (PV-10) was approximately $2.0 billion as calculated consistent with SEC guidelines and pricing. All development, P&A and decommissioning costs are included in the calculation of PV-10. (PV-10 is a non-GAAP measure; see table below and discussion of PV-10 in the appendix.)

All of the Company's proved reserve figures are based upon third party engineering estimates prepared by Netherland, Sewell & Associates, Inc. and W.D. Von Gonten & Co.

1P RESERVES AND PV-10 VALUES

Reserve Category	Oil (Mmbo)	Gas (Bcf)	Mmboe	PV10 YE ($Billion)(1)
Proved Developed	37.9	120.7	58.0	1.5
Proved Undeveloped	9.5	59.3	19.4	0.5
Proved (1P)	47.4	179.9	77.4	2.0

(1) The present value of the future net cash flows before income taxes of the Company's estimated proved oil and natural gas reserves at the end of 2012 using a discount rate of 10% (PV-10) as calculated consistent with SEC guidelines and 2012 pricing of $105.13 per barrel of oil and $2.92 per Mcf of natural gas.

Acreage

At year-end 2012, EPL's gross developed leasehold acreage totaled 343,366 acres and gross acreage totaled 528,532 acres. Net developed leasehold acreage and total net leasehold acreage were 243,972 and 367,880 acres, respectively. Ninety-four percent of the combined undeveloped and developed net leasehold acreage is located on the GOM shelf, and the remaining 6% is primarily undeveloped deepwater GOM acreage.

Liquidity and Capital Resources

As of December 31, 2012, the Company had unrestricted cash on hand of $1.5 million and restricted cash of $6.0 million. On October 31, 2012, in connection with the closing of the Hilcorp Acquisition, EPL's senior credit facility was amended and restated, expanding the facility from $250 million to $750 million and increasing the borrowing base from $200 million to $425 million. The Hilcorp Acquisition was financed with cash on hand, the net proceeds from the sale of $300 million in aggregate principal amount of the 8.25% senior notes due 2018 and borrowings of $205 million under the senior credit facility. As of February 28, 2013, EPL had reduced its borrowing under the senior credit facility to $185.0 million outstanding and had substantial liquidity of $240.0 million available under the facility. Based on its total current debt level, EPL's leverage is at 1.4x debt to projected 2013 EBITDAX using the midpoint of guidance (see the guidance section contained in this press release and the discussion of EBITDAX in the tables).

As recently announced, EPL has executed a purchase and sale agreement to sell certain shallow water GOM shelf oil and natural gas interests located within the non-operated BM field area to the well-established property operator for $51.5 million in cash and the buyer's assumption of liabilities currently recorded on EPL's balance sheet of $10.8 million resulting in total consideration of $62.3 million, subject to customary adjustments to reflect the January 1, 2013 economic effective date. The assets are currently producing approximately 400 Boe per day, about 97% of which are oil. Estimated proved reserves as of the January 1, 2013 economic effective date totaled approximately 1.6 million Boe, 90% of which are oil. The total proved divestiture PV-10 value is estimated at $53 million using the estimated proved reserves and strip pricing as of year-end 2012 (see discussion of PV-10 in the appendix). From time to time, EPL may decide to divest of certain assets that do not meet its capital expenditure risk, rate of return, operational control or other criteria in an effort to high-grade its overall portfolio of assets.

As also previously reported, EPL's lenders have confirmed that, following the sale, EPL's borrowing base under its senior secured credit facility will be unchanged at $425 million. EPL projects liquidity, in the form of cash plus undrawn revolver availability, following the expected close by April 1, 2013 of approximately $290 million. 2013 EBITDAX is still expected to range between $475 million to $525 million. Post close of the BM sale, EPL's leverage is expected to be at 1.3x debt to projected 2013 EBITDAX using the midpoint of the guidance. (See the guidance section contained in this press release and the discussion of EBITDAX in the tables).

2013 Capital Budget and Current Operations

The Company currently plans to spend approximately $300 million on oil-dominated development and exploration activities in 2013. Development and infield exploration spending is budgeted primarily in the West Delta, East Bay, South Timbalier, and Ship Shoal core field areas. Capital spending is expected to be level throughout the year, intended to drive production growth and organic reserve replacement. The Company has continued its active drilling program from fourth quarter last year, with four rigs currently working within its core field areas. The Company plans to have up to 7 rigs running throughout the year, including barge, platform and jack-up rigs necessary to execute its capital program. In addition, the Company plans to spend approximately $30 million in 2013 on plugging and abandonment and other decommissioning activities.

Hedging Update

The Company has layered in additional downside protection in the form of swaps and collars for 2013 and 2014 to protect its cash flow. For full year 2013, EPL has a total of 11,157 Bbls of oil per day hedged, the majority of which is hedged using Brent swaps at a fixed price averaging $106.01 per Bbl. For full year 2013, EPL has a total of 9,562 Mcf per day of gas hedged, all of which is hedged using swaps at a fixed price averaging $3.51 per Bbl. For full year 2014, EPL has a total of 8,715 Bbls of oil per day hedged, all of which is hedged using Brent swaps at a fixed price averaging $101.13 per Bbl. For full year 2014, EPL has a total of 5,000 Mcf per day of gas hedged, all of which is hedged using swaps at a fixed price averaging $4.01 per Bbl.

First Quarter and Full Year 2013 Guidance

Note: This guidance is inclusive of the effects of the pending sale of the non-operated BM assets, expected to close April 1, 2013.

ESTIMATED PRODUCTION & SWAP HEDGE VOLUMES

Net Production (per day)	1Q 2013			Full Year 2013
Oil, including NGLs (Bbls)	16,000	-	17,000	17,000	-	18,500
Natural gas (Mcf)	27,000	-	33,000	24,000	-	30,000
Boe	20,500	-	22,500	21,000	-	23,500
% Oil, including NGLs (using midpoint of guidance)	77%			80%

Swap Contracted Volume
Oil (barrels)	13,111			10,157
% of Oil swap contracted	82%	-	77%	60%	-	55%
% of Boe swap contracted	64%	-	58%	48%	-	43%
Average Swap Price Level	$105.13			$104.62

ESTIMATED EXPENSES (in Millions, unless otherwise noted)

Lease Operating (including energy insurance)	$ 37.5	-	$ 41.5	$ 150	-	$ 160
General & Administrative (cash and non-cash)	$ 6.5	-	$ 7.0	$ 26	-	$ 28
Taxes, other than on earnings (% of revenue)	1%	-	3%	1%	-	3%
Exploration Expense	$ 2	-	$ 4	$ 8	-	$ 16
DD&A ($/Boe)	$ 20.00	-	$ 24.00	$ 20.00	-	$ 24.00
Interest Expense (including amortization of discount and deferred financing costs)	$ 13.0	-	$ 14.0	$ 52	-	$ 56
ESTIMATED EBITDAX RANGE:	$475	Million	to	$525	Million	(Midpoint: $500 million)

ESTIMATED FREE CASH FLOW:	$100	Million	to	$150	Million	(Midpoint: $125 million)

Conference Call Information

EPL has scheduled a conference call for today, March 7, 2013, at 9:00 A.M. Central Time/10:00 A.M. Eastern Time to review results for the fourth quarter and full year 2012 and to discuss its outlook for 2013. To participate in the EPL conference call, callers in the United States and Canada can dial (866) 845-8624 and international callers can dial (706) 634-0487. The Conference I.D. for callers is 16228946.

The call will be available for replay beginning two hours after the call is completed through midnight of March 21, 2013. For callers in the United States and Canada, the toll-free number for the replay is (855) 859-2056. For international callers the number is (404) 537-3406. The Conference I.D. for all callers to access the replay is 16228946.

The conference call will be webcast live as well as for on-demand listening at the Company's web site, www.eplweb.com. Listeners may access the call through the "Events and Webcasts" link in the Investor Relations section of the site.

Description of the Company

Founded in 1998, EPL is an independent oil and natural gas exploration and production company based in New Orleans, Louisiana, and Houston, Texas. The Company's operations are concentrated in the U.S. Gulf of Mexico shelf, focusing on the state and federal waters offshore Louisiana. For more information, please visit www.eplweb.com.

Forward-Looking Statements

This press release may contain forward-looking information and statements regarding EPL. Any statements included in this press release that address activities, events or developments that EPL "expects," "believes," "plans," "projects," "estimates" or "anticipates" will or may occur in the future are forward-looking statements. We believe these judgments are reasonable, but actual results may differ materially due to a variety of important factors. Among other items, such factors might include: hurricane and other weather-related interference with business operations; the failure of any closing conditions in the proposed sale of the non-operated Bay Marchand assets, which could terminate or significantly delay the transaction; the effects of delays in completion of, or shut-ins of, gas gathering systems, pipelines and processing facilities; stock market conditions; the trading price of EPL's common stock; cash demands caused by planned and unplanned capital expenditures; changes in general economic conditions; uncertainties in reserve and production estimates, particularly with respect to internal estimates that are not prepared by independent reserve engineers; unanticipated recovery or production problems; changes in legislative and regulatory requirements concerning safety and the environment as they relate to operations; oil and natural gas prices and competition; the impact of derivative positions; production expenses and expense estimates; cash flow and cash flow estimates; future financial performance; drilling and operating risks; our ability to replace oil and gas reserves; risks and liabilities associated with properties acquired in acquisitions; integration of acquired assets; volatility in the financial and credit markets or in oil and natural gas prices; and other matters that are discussed in EPL's filings with the Securities and Exchange Commission. (http://www.sec.gov/)

Appendix

PV-10 Definition and Discussion

PV-10 may be considered a non-GAAP financial measure as defined by the SEC. We believe that the presentation of PV-10 is relevant and useful to our investors as supplemental disclosure to the standardized measure, or after-tax amount, because it presents the discounted future net cash flows attributable to our proved reserves before taking into account future corporate income taxes and our current tax structure. Because the standardized measure is dependent on the unique tax situation of each company, our calculation may not be comparable to those of our competitors. Because of this, PV-10 can be used within the industry and by creditors and securities analysts to evaluate estimated net cash flows from proved reserves on a more comparable basis.

EPL OIL & GAS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Revenues:
Oil and natural gas	$ 137,863	$ 103,341	$ 422,529	$ 348,207
Other	1,036	23	1,104	120
	138,899	103,364	423,633	348,327

Costs and expenses:
Lease operating	32,783	17,776	94,850	70,281
Transportation	205	289	615	779
Exploration expenditures and dry hole costs	937	11,925	18,799	14,268
Impairments	2,677	13,269	8,883	32,466
Depreciation, depletion and amortization	34,649	31,543	113,581	104,624
Accretion of liability for asset retirement obligations	5,534	3,770	15,565	15,942
General and administrative	6,215	4,197	23,208	18,741
Taxes, other than on earnings	3,173	3,859	13,007	14,365
Other	62	3,595	4,678	9,735
Total costs and expenses	86,235	90,223	293,186	281,201

Income from operations	52,664	13,141	130,447	67,126

Other income (expense):
Interest income	8	38	136	102
Interest expense	(13,487)	(5,068)	(28,568)	(17,548)
Loss on derivative instruments	(1,440)	(20,747)	(13,305)	(5,870)
Loss on early extinguishment of debt	-	-	-	(2,377)
	(14,919)	(25,777)	(41,737)	(25,693)

Income (loss) before income taxes	37,745	(12,636)	88,710	41,433
Deferred income tax benefit (expense)	(13,592)	5,295	(29,900)	(14,822)

Net income (loss)	$ 24,153	$ (7,341)	$ 58,810	$ 26,611

Net income (loss), as reported	$ 24,153	$ (7,341)	$ 58,810	$ 26,611
Add back:
Unrealized loss (gain) due to the change in fair market value of derivative contracts	1,439	19,647	9,491	(11,475)
Impairments	2,677	13,269	8,883	32,466
Loss on early extinguishment of debt	-	-	-	2,377
Loss (gain) on abandonment activities	(957)	2,373	2,448	6,984
Deduct:
Income tax adjustment for above items	(1,150)	(12,986)	(7,579)	(11,321)

Adjusted Non-GAAP net income	$ 26,162	$ 14,962	$ 72,053	$ 45,642

EBITDAX Reconciliation:

Net income (loss), as reported	$ 24,153	$ (7,341)	$ 58,810	$ 26,611
Add back:
Income taxes	13,592	(5,295)	29,900	14,822
Net interest expense	13,479	5,030	28,432	17,446
Depreciation, depletion, amortization and accretion	40,183	35,313	129,146	120,566
Impairments	2,677	13,269	8,883	32,466
Loss on extinguishment of debt	-	-	-	2,377
Exploration expenditures and dry hole costs	937	11,925	18,799	14,268
Loss (gain) on abandonment activities	(957)	2,373	2,448	6,984
Less impact of:
Unrealized (gain) loss due to the change in fair market value of derivative contracts	1,439	19,647	9,491	(11,475)

EBITDAX	$ 95,503	$ 74,921	$ 285,909	$ 224,065

Weighted average dilutive common shares outstanding	38,998	39,508	39,034	40,050

EBITDAX is defined as net income (loss) before income taxes, net interest expense, depreciation, depletion, amortization and accretion, impairments, loss on extinguishment of debt, exploration expenditures and dry hole costs, loss (gain) on abandonment activities and cumulative effect of change in accounting principle, and further deducts the unrealized gain or loss on our derivative contracts. We have reported EBITDAX because we believe EBITDAX is a measure commonly reported and widely used in our industry as an indicator of a company's ability to internally fund exploration and development activities and incur and service debt. EBITDAX is not a calculation based on generally accepted accounting principles (GAAP) in the United States and should not be considered in isolation from or as a substitute for net income, as an indication of operating performance or cash flows from operating activities or as a measure of liquidity. Investors should carefully consider the specific items included in our computation of EBITDAX. Investors should be cautioned that EBITDAX as reported by us may not be comparable in all instances to EBITDAX as reported by other companies. In addition, EBITDAX does not represent funds available for discretionary use.

EPL OIL & GAS, INC.
CONSOLIDATED STATEMENTS OF NET CASH PROVIDED BY
OPERATING ACTIVITIES
(In thousands)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Cash flows from operating activities:
Net income (loss)	$ 24,153	(7,341)	58,810	26,611
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	34,649	31,543	113,581	104,624
Accretion of liability for asset retirement obligations	5,534	3,770	15,565	15,942
Unrealized loss (gain) on derivative contracts	1,439	19,647	9,491	(11,475)
Non-cash compensation	1,224	676	4,717	2,509
Deferred income taxes	13,766	(5,295)	29,900	14,822
Exploration expenditures	130	11,092	4,227	11,239
Impairments	2,677	13,269	8,883	32,466
Amortization of deferred financing costs and discount on debt	1,040	505	2,556	1,657
Loss on early extinguishment of debt	-	-	-	2,377
Other	(957)	2,373	2,448	6,984
Changes in operating assets and liabilities:
Trade accounts receivable	(38,718)	(3,607)	(33,547)	(10,037)
Other receivables	-	805	-	2,088
Prepaid expenses	(3,015)	(2,416)	1,047	(7,623)
Other assets	(217)	(353)	145	(1,215)
Accounts payable and accrued expenses	17,328	7,087	31,477	12,650
Other liabilities	(7,782)	(6,438)	(35,429)	(32,367)

Net cash provided by operating activities	$ 51,251	65,317	213,871	171,252

Reconciliation of discretionary cash flow:
Net cash provided by operating activities	51,251	65,317	213,871	171,252
Changes in working capital	32,404	4,922	36,307	36,504
Non-cash exploration expenditures and impairments	(2,807)	(24,361)	(13,110)	(43,705)
Total exploration expenditures, dry hole costs and impairments	3,614	25,194	27,682	46,734
Discretionary cash flow	$ 84,462	$ 71,072	$ 264,750	$ 210,785

The table above reconciles discretionary cash flow to net cash provided by or used in operating activities. Discretionary cash flow is defined as cash flow from operations before changes in working capital and exploration expenditures. Discretionary cash flow is widely accepted as a financial indicator of an oil and natural gas company's ability to generate cash which is used to internally fund exploration and development activities, pay dividends and service debt. Discretionary cash flow is presented based on management's belief that this non-GAAP financial measure is useful information to investors because it is widely used by professional research analysts in the valuation, comparison, rating and investment recommendations of companies within the oil and natural gas exploration and production industry. Many investors use the published research of these analysts in making their investment decisions. Discretionary cash flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating activities, as defined by GAAP, or as a measure of liquidity, or an alternative to net income. Investors should be cautioned that discretionary cash flow as reported by the Company may not be comparable in all instances to discretionary cash flow as reported by other companies.

EPL OIL & GAS, INC.
SELECTED PRODUCTION, PRICING AND OPERATIONAL STATISTICS
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011

PRODUCTION AND PRICING
Net Production (per day):
Crude Oil (Bbls)	13,057	9,041	9,963	7,796
Natural gas liquids (Bbls)	459	399	435	293
Oil (Bbls)	13,516	9,440	10,398	8,089
Natural gas (Mcf)	28,198	15,239	17,852	17,968
Total (Boe)	18,216	11,980	13,373	11,084
Average Sales Prices:
Crude Oil (Bbls)	$ 106.07	116.40	108.88	110.82
Natural gas liquids (Bbls)	38.21	55.68	41.93	55.40
Oil (Bbls)	103.77	113.84	106.08	108.81
Natural gas (per Mcf)	3.40	3.19	2.89	4.11
Average (per Boe)	82.27	93.76	86.33	86.07
Oil and Natural Gas Revenues (in thousands):
Crude Oil	$ 127,422	96,823	396,989	315,347
Natural gas liquids	1,613	2,043	6,674	5,928
Oil	129,035	98,866	403,663	321,275
Natural gas	8,828	4,476	18,866	26,932
Total	137,863	103,342	422,529	348,207

Impact of derivatives settled during the period (1):
Oil (per Bbl)	$ 0.37	(1.27)	(0.88)	(5.87)
Natural gas (per Mcf)	(0.18)	--	(0.07)	--

OPERATIONAL STATISTICS
Average Costs (per Boe):
Lease operating expense	$ 19.56	16.13	19.38	17.37
Depreciation, depletion and amortization	20.68	28.62	23.21	25.86
Accretion expense	3.30	3.42	3.18	3.94
Taxes, other than on earnings	1.89	3.50	2.66	3.55
General and administrative	3.71	3.81	4.74	4.63

(1) The derivative amounts represent the realized portion of gains or losses on derivative contracts settled during the period which are included in Other income (expense) in the consolidated statements of operations.

EPL OIL & GAS, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	December 31,
	2012	2011

ASSETS
Current assets:
Cash and cash equivalents	$ 1,521	$ 80,128
Trade accounts receivable - net	67,991	31,817
Fair value of commodity derivative instruments	3,302	587
Deferred tax asset	3,322	-
Prepaid expenses	9,873	11,046
Total current assets	86,009	123,578

Property and equipment	2,025,647	1,082,248
Less accumulated depreciation, depletion and amortization	(427,580)	(305,110)
Net property and equipment	1,598,067	777,138

Restricted cash	6,023	6,023
Fair value of commodity derivative instruments	211	-
Deferred financing costs --- net of accumulated amortization	12,386	5,452
Other assets	2,931	3,029
	$ 1,705,627	$ 915,220

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 34,772	$ 25,393
Accrued expenses	117,372	58,538
Asset retirement obligations	30,179	25,578
Fair value of commodity derivative instruments	10,026	1,056
Deferred tax liabilities	-	2,823
Total current liabilities	192,349	113,388

Long-term debt	689,911	204,390
Asset retirement obligations	204,931	73,769
Deferred tax liabilities	67,694	31,775
Fair value of commodity derivative instruments	3,637	190
Other	1,132	663
	1,159,654	424,175

Commitments and contingencies

Stockholders' equity:
Preferred stock, $0.001 par value per share. Authorized 1,000,000 shares; no shares issued and outstanding at December 31, 2012 and 2011	-	-
Common stock, $0.001 par value per share. Authorized 75,000,000 shares; shares issued 40,601,887 and 40,326,451 at December 31, 2012 and 2011, respectively; shares outstanding 39,103,203 and 39,404,106 at December 31, 2012 and 2011, respectively	40	40
Additional paid-in capital	510,469	505,235
Treasury stock, at cost, 1,498,684 and 922,345 shares at December 31, 2012 and 2011, respectively	(20,477)	(11,361)
Retained earnings (accumulated deficit)	55,941	(2,869)
Total stockholders' equity	545,973	491,045
	$ 1,705,627	$ 915,220
EPL OIL & GAS, INC.
SUPPLEMENTAL OIL & GAS DISCLOSURE
(Unaudited)

	Oil	Natural Gas	Equivalents
	(Mbbl)	(Mmcf)	(Mboe)
Proved developed and undeveloped reserves:

December 31, 2010	17,223	61,251	27,431

Acquisitions	7,987	8,640	9,427
Extensions, discoveries and other additions	2,266	4,664	3,043
Revisions	2,778	(6,678)	1,666
Production	(2,953)	(9,092)	(4,468)
December 31, 2011	27,301	58,785	37,099

Acquisitions	16,430	115,876	35,742
Extensions, discoveries and other additions	6,388	10,241	8,095
Revisions	1,128	4,033	1,800
Production	(3,805)	(8,996)	(5,304)
December 31, 2012	47,442	179,939	77,432

Proved developed reserves:

December 31, 2010	15,974	56,410	25,376
December 31, 2011	24,791	52,739	33,581
December 31, 2012	37,908	120,687	58,022

Costs incurred for oil and natural gas property acquisition, exploration and development activities for the two-years ended December 31 are as follows (in thousands):

	2012	2011

Acquisitions:
Proved	706,322	261,812
Unproved	7,496	14
Exploration	43,338	17,129
Development	179,728	83,420
Total finding and development costs	223,066	100,549
Total finding, development and acquisition costs	936,884	362,375
Asset retirement liabilities incurred	1,210	157
Total cost incurred	$938,094	$362,532
CONTACT:  Investors/Media

          T.J. Thom, Chief Financial Officer
          504-799-1902
          tthom@eplweb.com